                                   EXHIBIT 12

                             DENBURY RESOURCES INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                            NINE MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,                         SEPTEMBER 30,
                                           -----------------------------------------------------------  ----------------------------
                                                                                             PRO FORMA                     PRO FORMA
                                            1992       1993      1994      1995      1996      1996      1996      1997      1997
                                           -------    -------   -------   -------   -------   --------  -------   -------   --------
Earnings:
  Pretax income from continuing
    operations .........................   $  (335)   $ 1,114   $ 1,881   $ 1,081   $14,056   $13,035   $ 7,272   $16,878   $13,243
Fixed charges ..........................        18         99     1,180     2,161     4,080    14,729     3,385       498     8,474
                                           -------    -------   -------   -------   -------   -------   -------   -------   -------
  Earnings .............................      (317)     1,213     3,061     3,242    18,136    27,874    10,657    17,376    21,717
                                           -------    -------   -------   -------   -------   -------   -------   -------   -------
Fixed Charges:
  Interest expense .....................         8         83     1,146     2,085     1,993    12,642     1,530       387     8,363
  Interest component of rent expense ...        10         16        34        76       116       116        81       111       111
  Imputed preferred divided ............        --         --        --        --     1,281     1,281     1,153        --        --
  Preferred dividend tax effect ........        --         --        --        --       690       690       621        --        --
                                           -------    -------   -------   -------   -------   -------   -------   -------   -------
    Fixed charges ......................   $    18    $    99   $ 1,180   $ 2,161   $ 4,080   $14,729   $ 3,385   $   498   $ 8,474
                                           -------    -------   -------   -------   -------   -------   -------   -------   -------
Ratio of earnings to fixed .............        (a)      12.3       2.6       1.5       4.4       1.9       3.1      34.9       2.6
                                           =======    =======   =======   =======   =======   =======   =======   =======   =======

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(a)  Earnings were inadequate to cover fixed charges as there was a $317,000 deficiency.